EXHIBIT 5


















                                February 18, 1997






Epitope, Inc.

8505 S.W. Creekside Place
Beaverton, Oregon  97008




                  Subject:          Agritope Stock Proposal
                                    Registration Statement on Form S-4



Gentlemen:

                  Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") filed by Epitope, Inc., an Oregon corporation ("Epitope"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 10 million shares of Agritope Common Stock, no par value ("Agritope Common Stock"), in connection with a proposal (the "Agritope Stock Proposal") to be considered at Epitope's 1997 annual meeting of shareholders. Pursuant to the Agritope Stock Proposal and subject to shareholder approval, (i) Epitope's Restated Articles of Incorporation (the "Articles") would be amended to, among other things, authorize the issuance of Agritope Common Stock and redesignate Epitope's existing common stock, no par value ("Existing Common Stock") as "Epitope Medical Products Common Stock," and (ii) Epitope will affect a distribution on the basis of one-half share of Agritope Common Stock on each outstanding share of Existing Common Stock (the "Distribution").

                  You have asked for our  opinion as to  certain  legal  matters with respect to the shares of Agritope Common Stock to be issued in the Distribution. In connection with this opinion, we have examined, among other things, the Articles, the Company's Bylaws, the amendment to the Articles proposed to be adopted pursuant to the Agritope Stock Proposal (the "Amendment"), and the records of the proceedings of the Company's Board of Directors, including committees thereof, with respect to the Agritope Stock Proposal, the filing of the Registration Statement, the adoption and approval of the Amendment, and the approval and declaration of the Distribution subject to the receipt of shareholder approval, the filing of the Amendment with the Oregon Secretary of State, and the effectiveness of the Amendment.




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Epitope, Inc.                       - 2 -                      February 18, 1997


                  As to factual matters, we have relied upon such other documents, certificates, and statements of public officials and of officers of Epitope as we have deemed relevant to the rendering of this opinion. As to all matters of fact covered by such documents, we have relied completely, without independent investigation or verification, on such documents, but have no knowledge of any circumstances that make our reliance unreasonable. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

                  We have assumed that each share of Existing Common Stock outstanding at the time of the Distribution will be duly authorized, validly issued, fully paid and nonassessable. We have further assumed that there will be no changes in applicable law between the date of this opinion and the date of the Distribution.

                  Based on the foregoing, it is our opinion that the issuance of the shares of Agritope Common Stock in the Distribution upon the approval of the Agritope Stock Proposal, as described in the Registration Statement, has been authorized, and when (a) the Agritope Stock Proposal has been duly approved by Epitope shareholders, (b) the Amendment has been filed with the Oregon Secretary of State and is effective, and (c) such shares have been delivered as part of the Distribution pursuant to the terms of the Agritope Stock Proposal in compliance with state securities laws while the Registration Statement is effective, such shares will be validly issued, fully paid, and nonassessable.

                  We  hereby   consent  to  the  use  of  this  opinion  in  the
Registration Statement and in any amendments thereto and to the use of our name under the caption "Legal Matters" in the Registration Statement.

                               Very truly yours,

                               /s/ Miller, Nash, Wiener, Hager & Carlsen LLP

                               MILLER, NASH, WIENER, HAGER & CARLSEN LLP